Exhibit 99.1

LEVI STRAUSS & CO. NEWS	1155 Battery Street, San Francisco, CA 94111

Investor Contact: Allison Malkin

Integrated Corporate Relations, Inc.

(203) 682-8200

Media Contact: Jeff Beckman

Levi Strauss & Co.

(415) 501-3317

LEVI STRAUSS & CO. SUCCESSFULLY COMPLETES TENDER OFFER

FOR ITS 7.00% NOTES DUE 2006

SAN FRANCISCO (January 13, 2005) – Levi Strauss & Co. (the “Company”) announced today that it has successfully completed its cash tender offer for up to $450,000,000 of its outstanding 7.00% Notes due 2006 (the “Notes”).

As of midnight, New York City time, on January 12, 2005, the scheduled expiration date, $372,143,000 aggregate principal amount of the Notes, which represents 83% of the outstanding Notes, had been validly tendered pursuant to the Offer to Purchase, dated December 15, 2004, as amended. The Company accepted for payment all Notes validly tendered in the tender offer and sent payment to the depositary for the tender offer today.

Citigroup Global Markets Inc. acted as the Dealer Manager for the tender offer. Georgeson Shareholder Communications Inc., served as the Information Agent.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to our anticipated financing plans and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” “seeks,” or similar expressions. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements.

Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended 2003, especially in the Risk Factors and Management’s Discussion and Analysis sections, our most recent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release.

The Company is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.